Exhibit 5.1

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone: (212) 907-6457

Facsimile: (212) 208-4657

March 17, 2021

The Board of Directors

Aravive, Inc.

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by Aravive, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 1,211,356 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), that may be issued pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”) and the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”).

In connection with rendering this opinion, we have examined or are familiar with the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, the 2019 Equity Incentive Plan, the 2014 ESPP, the corporate proceedings with respect to the authorization of the Registration Statement and related prospectuses included therein and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents. We have made such examination as we have deemed necessary for the purpose of this opinion.

We are members of the bar of the State of New York, and do not express any opinion herein concerning any law other than the Delaware General Corporation Law and applicable reported judicial decisions. This opinion letter has been prepared for use in connection with the Registration Statement.

Based upon, and subject to, the foregoing, it is our opinion that the 1,211,356 Shares, when sold and issued in accordance with the provisions of the 2019 Equity Incentive Plan and the 2014 ESPP, respectively, and the Registration Statement and the related prospectuses, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

The Board of Directors

Aravive, Inc.

March 17, 2021

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP